SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         FIDELITY DIVIDEND CAPITAL, INC.
        ----------------------------------------------------------------
        (Exact Name of registrant as specified in governing instruments)


              SUITE 52-A SMOKE RIDGE RD, QUEENSBURY, NEW YORK 12804
                            TELEPHONE (518) 743-9681
     -----------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code of registrant's Principle Executive Offices)


                                Dennis P. Sweenor
                              52-A Smoke Ridge Road
                           Queensbury, New York 12804
                            Telephone (518) 743-9681
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




                        Copies of all communications to:
                                 Richard S. Lane
                              One Old Country Road
                                    Suite 347
                           Carle Place, New York 11514
                                 (516) 248-0858

        Approximate date of commencement of proposed sale to the public:

   As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


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                         CALCULATION OF REGISTRATION FEE

                                                                                          Proposed
  Title of Each                                              Proposed                      Maximum
    Class of                                                  Maximum                     Aggregate
Securities to be               Amount to be               Offering Price               Offering Price                 Amount of
   Registered                   Registered                   Per Share                    Per Share               Registration Fee
-----------------            -----------------           -----------------            -----------------          -----------------
  Common Stock,
    $.001 Par                   29,000,000                    $10.00                    $ 290,000,000                $ 36,743.00
    Value(1)

  Common Stock,
    $.001 Par                    1,000,000                    $ 12.00                   $ 12,000,000                 $ 1,520.00
    Value(2)

Soliciting Dealer
   Warrants(3)                   1,000,000                    $ .001                       $ 1,000                     $ 12.70

      Total                                                                             $ 302,001,000                $ 38,275.70




(1) Includes 4,000,000 shares issuable pursuant to the Company's dividend reinvestment plan.

(2) Represents shares issuable upon exercise of warrants to be issued to ____________ _______, or its assigns pursuant to the Warrant Purchase agreement with the Registrant. Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required for issuance on exercise of the Soliciting dealer Warrants as a result of any adjustment in the number of shares of Common Stock issuable on such exercise by reason of the anti- dilution provisions of the Soliciting Dealer Warrants.

(3) Consists of Warrants to purchase up to 1,000,000 shares pursuant to the warrant Purchase Agreement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                 Part II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31: Other Expenses of Issuance and Distribution:
              Not Applicable

Item 32: Sale to Special Parties:
              Not Applicable

Item 33: Recent Sales of Unregistered Securities:
              Not Applicable

Item 34: Indemnification of Directors and Officers:
              The information is contained in pages 32 and 33 of the prospectus.

Item 35: Treatment of Proceeds from Stock Being Registered:
              Not Applicable

Item 36: Financial Statements and Exhibits:

           (a) Financial Statements*:
                     Independent Auditors' Report                                                        F-1
                     Balance Sheet at March 31, 2004                                                     F-2
                     Statement of Changes in Stockholders' Equity for the Period from
                     the Date of Inception (August 31, 2003) to March 31, 2004                           F-3
                     Statement of Operations for the Period from the Date of Inception
                     (August 31, 2003) to March 31, 2004                                                 F-4
                     Statement of Cash Flows for the Period from the Date of Inception
                     (August 31, 2003) to March 31, 2004                                                 F-5
                     Notes to Financial Statements                                                      F-6-8

           (b)       Exhibits

                     3    (i)  3.1-Articles of Incorporation**
                                (ii)3.2-By Laws**

                     5         5.1-Opinion of Counsel**

                     10        10.1-Dealer Management Agreement**
                               10.2-Escrow Agreement**
                               10.3-Management Agreement**

                               10.4 - Limited Partnership Agreement**
                               10.5 - 2005 Employee Stock Option**
                               10.6 - Independent Director Warrant**
                               10.7 - Selected Dealer Agreement**
                               10.8 - Warrant Purchase Agreement**
                               10.9 - Advisory Agreement**
                               10.10- Dividend Reinvestment Plan**
                               10.11- Indemnification Agreement**
                               10.12- Independent Director Stock Option Plan**
                               10.13- Subscription Agreement**

                     99        99.1-Certificate of Formation Fidelity Dividend Capital Property Management, LLC**
                               99-Certificate of Formation Fidelity Dividend Capital Advisors, LLC**

                     23        Consent of independent auditor**
                               Consent of counsel is contained in Exhibit 5.1**

 * Included in the prospectus
** Filed herewith

Item 37: Undertakings.

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement)or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement )or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ) if, the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signatures                                       Title                             Date


/S/ DENNIS P. SWEENOR
-------------------------             President, Secretary and Director          April 26, 2004
Dennis P. Sweenor


/S/ WILLIAM T. FRATTALONE             Executive Vice-President, Chief            April 26, 2004
-------------------------             Financial Officer and Director
William T. Frattalone















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